EXHIBIT 21
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                             LISTING OF SUBSIDIARIES


There are five active subsidiaries of the Company:

                                                                     Name Under which
Name of Subsidiary                  Jurisdiction of Incorporation  Subsidiary Does Business

Bontex S. A.                                Belgium                         Same

Bontex Italia S.r.l.                        Italy                           Same

Bontex, Inc.                                Virginia                        Same

Bontex de Mexico                            Mexico                          Same

GB Bontex Hong Kong Limited                 Hong Kong                       Same

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